Exhibit-99.3

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Supplemental Selected Consolidated Financial Data                             1

Supplemental Management's Discussion and Analysis
  of Financial Condition and Results of Operations                            3

Supplemental Consolidated Balance Sheets as of December 31, 2000
  and 1999                                                                   13

Supplemental Consolidated Statements of Income for the years
  ended December 31, 2000, 1999 and 1998                                     14

Supplemental Consolidated Statements of Stockholders' Equity
  for the years ended December 31, 2000, 1999 and 1998                       15

Supplemental Consolidated Statements of Cash Flows for the years
  ended December 31, 2000, 1999 and 1998                                     16

Notes to Supplemental Consolidated Financial Statements                      17

Report of Independent Auditors                                      Exhibit 99.6

                        CONCORD EFS, INC AND SUBSIDIARIES
                SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

The following supplemental consolidated selected financial data (in thousands, except per share data) should be read in conjunction with the supplemental consolidated financial statements and notes contained in this document.

                                                     Year ended
                                                    December 31
INCOME STATEMENT DATA            2000        1999       1998       1997       1996
Revenue                      $1,407,140  $1,060,010   $812,824   $622,573   $436,371
Cost of Operations            1,009,954     735,467    552,469    421,969    288,401
Selling, General and
  Administrative Expenses        91,995      92,334     90,936     87,257     67,925
Acquisition and
  Restructuring Charges          11,691      36,189         -          -          -
Operating Income                293,500     196,020    169,419    113,347     80,045
Interest Income
  (Expense), Net                 37,243      16,251      2,604     (1,688)   (10,087)
Equity in Earnings (Loss)
  of Subsidiary                      -           -         281       (165)      (394)
Income Taxes                    120,220      82,906     65,709     45,081     26,970
Minority Interest
  in Subsidiary                     597         124         -          -          -
Net Income                      209,926     129,241    106,595     66,413     42,594
Basic Earnings per Share          $0.88       $0.56      $0.48      $0.30      $0.21
Diluted Earnings per Share        $0.85       $0.54      $0.46      $0.29      $0.20
Basic Shares                    239,179     231,843    224,235    222,584    207,133
Diluted Shares                  247,997     239,867    231,396    228,381    213,759

BALANCE SHEET DATA

Working Capital              $  754,999  $  525,272   $296,137   $159,002   $ 75,235
Total Assets                  1,761,665   1,305,495    968,745    798,700    600,698
Long-Term Debt,
  Less Current Maturities       109,911      89,268    190,625    174,711    152,161
Total Stockholders' Equity    1,132,531     855,421    493,248    376,354    202,062


                                                         Change
                             Percentage of Revenue    2000   1999
                             Year ended December 31   over   over
INCOME STATEMENT DATA         2000    1999   1998     1999   1998

Revenue                      100.0%  100.0%  100.0%    32.7%  30.4%
Cost of Operations            71.8    69.4    68.0     37.3   33.1
Selling, General and
  Administrative Expenses      6.4     8.7    11.2     (0.4)   1.5
Acquisition and
  Restructuring Charges        0.9     3.4      -     (67.7)    -
Operating Income              20.9    18.5    20.8     49.7   15.7
Interest Income
  (Expense), Net               2.6     1.5     0.3    129.2  524.1
Equity in Earnings
  of Subsidiary                 -       -      0.1       -  (100.0)
Income Taxes                   8.6     7.8     8.1     45.0   26.2
Minority Interest
  in Subsidiary                0.0     0.0      -        -      -
Net Income                    14.9%   12.2%   13.1%    62.4%  21.2%

                                      -1-

                        CONCORD EFS, INC AND SUBSIDIARIES
          SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA - Continued


MARKET VALUE

Our common stock trades on The Nasdaq National Market under the symbol "CEFT." The following table sets forth, for the periods presented, the range of high and low sales prices per share of our common stock, as reported on The Nasdaq National Market.

                                       HIGH           LOW
Year ended December 31, 2000
 First Quarter                        $28.00        $15.31
 Second Quarter                        29.13         18.63
 Third Quarter                         36.50         25.69
 Fourth Quarter                        48.13         33.00

Year ended December 31, 1999
 First Quarter                        $27.25        $17.00
 Second Quarter                        28.21         19.08
 Third Quarter                         27.38         20.25
 Fourth Quarter                        33.00         20.06

As of March 16, 2001 we had approximately 54,000 holders of record of common stock. We have never paid cash dividends on our capital stock. It is our present policy to retain earnings to finance our operations and growth and we do not expect to pay any dividends in the foreseeable future.

                        CONCORD EFS, INC AND SUBSIDIARIES
               SUPPLEMENTAL MANAGEMENT'S DISCUSSION & ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                December 31, 2000

You should read the following discussion together with our supplemental consolidated financial statements and the notes to the supplemental financial statements which are included in this report. These supplemental consolidated financial statements contain forward-looking statements that reflect our plans, estimates and beliefs about future events. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions, including those set forth in this paragraph. Important factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, (i) the loss of key personnel or inability to attract additional qualified personnel, (ii) risks related to acquisitions (including the acquisition of Star Systems, Inc.), (iii) changes in card association rules, products, or practices, (iv) changes in card association fees, (v) restrictions on surcharging or a decline in the deployment of automated teller machines, (vi) dependence on VISA and MasterCard registrations, (vii) the credit risk of merchant customers, (viii) susceptibility to fraud at the merchant level, (ix) increasing competition, (x) the loss of key customers, (xi) continued consolidation in the banking and retail industries, (xii) changes in rules and regulations governing financial institutions, (xiii) the inability to remain current with rapid technological change, (xiv) dependence on third-party vendors, (xv) the imposition of additional state taxes, (xvi) the adverse impact of shares eligible for future sale, (xvii) volatility of our common stock price, and (xviii) changes in interest rates. These forward-looking statements involve substantial risks and uncertainties which we believe are within the meaning of the Private Litigation Reform Act of 1995. Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this annual report might not occur.

Overview

Concord EFS, Inc. is a vertically-integrated electronic transaction processor. Concord acquires, routes, authorizes, captures, and settles all types of non-cash payment transactions for retailers and financial institutions nationwide. Concord's primary activities consist of (1) Payment Services (previously called merchant card services), which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, trucking companies, and independent retailers; and (2) Network Services (previously called ATM services), which provides automated teller machine (ATM) processing, debit card processing, and nationwide debit network access for financial institutions.

Payment Services provides the systems and processing that allow retail clients to accept virtually any type of cashless payment, including all card types-credit, debit, electronic benefits transfer (EBT), fleet, prepaid and automated clearing house (ACH) -- and a variety of check-based options. We focus on providing payment processing services to selected segments, with specialized systems designed for supermarkets, gas stations, convenience stores, and restaurants. Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops. Our services are completely turn-key, providing retailers with point of sale (POS) terminal equipment, transaction routing and authorization, settlement, funds movement, and sponsorship into all credit card associations (such as VISA and MasterCard) and major debit networks (such as STARsm, Pulse, and NYCE).

Early in 2000 we completed two acquisitions in the Payment Services area. On January 31, 2000 we completed our acquisition of National Payment Systems Inc. d/b/a Card Payment Systems, a New York-based reseller of payment processing services. Card Payment Systems provides card-based payment processing services to independent sales organizations (ISOs), which in turn sell those services to retailers. The acquisition was accounted for as a pooling of interests transaction in which we exchanged 6.2 million shares of our stock for all the outstanding shares of Card Payment Systems' common stock. We incurred acquisition costs of $0.8 million related to this transaction during the first quarter of 2000. On February 7, 2000 we completed our acquisition of Virtual Cyber Systems, Inc., an Internet software development company. This acquisition, for which we paid approximately $2.0 million, was accounted for as a purchase transaction and was immaterial to our financial statements.

Network Services includes terminal driving and monitoring for ATMs, transaction routing and authorization via credit and debit network gateways, and real-time card management and authorization for online debit and signature debit cards. We also operate the switch that connects a coast to coast network of ATMs and POS locations that accept debit cards issued by our member financial institutions. Our network access services include transaction switching and settlement.

We recently expanded our debit network in our Network Services area through two acquisitions. On August 21, 2000 we completed our acquisition of Cash Station, Inc., a leading Midwest debit network based in Chicago, Illinois. The acquisition was accounted for as a pooling of interests transaction in which we exchanged approximately 2.5 million shares of our stock for all of the outstanding common stock of Cash Station. On February 1, 2001 we completed our acquisition of Star Systems, Inc. (STAR), the nation's largest PIN-secured debit network, based in Maitland, Florida. The merger was accounted for as a pooling of interests transaction in which we exchanged approximately 24.8 million shares of our stock for all of STAR's outstanding common stock.

Although the STAR acquisition is expected to have a neutral impact on our earnings in 2001, we believe that it lays the foundation for important growth opportunities in the future for our Network Services segment. Our debit network which is comprised of our MAC, Cash Station, and STAR networks, now has 6,500 financial institution members with 124 million cards. Consumers carrying these cards have access to their deposit accounts at approximately 180,000 ATMs and 720,000 POS locations nationwide. We believe that this national network of cards and terminals provides the critical mass necessary to bring new products to the financial services industry, including person-to-person payments, check electronification, and secure debit payment on the Internet. The acquisition of STAR is a significant event for Concord which will have a material effect on our future earnings.

In connection with the STAR acquisition and its related integration into Concord, we anticipate recording acquisition and restructuring charges, net of tax, between $75 million and $90 million related to STAR.

As a result of the STAR and Cash Station acquisitions, we also acquired a majority interest of 74% in Primary Payment Systems, Inc., a company providing risk management services to merchants and financial institutions.

An example of the vertical integration of our services is our ownership of two financial institutions, EFS National Bank and EFS Federal Savings Bank. These banks allow us to provide our merchants with bank sponsorship into credit and debit card associations, and to own and deploy ATMs. Traditional banking activities such as lending and deposit-taking are also provided.

Restatement of Historical Financial Information

The supplemental financial information presented below and elsewhere in this report has been restated for the results of STAR in accordance with the pooling of interests method of accounting for business combinations. The supplemental financial information includes the financial position, operating results, and cash flows of STAR for all periods presented.

Components of Revenue and Expenses

The majority of our revenue (62.8% in 2000 and 60.9% in 1999) is generated from fee income related to Payment Services. Revenue from Payment Services primarily includes discount fees charged to merchants, which are a percentage of the dollar amount of each credit card transaction we process, as well as a flat fee per transaction. The discount fee is negotiated with each merchant and typically constitutes a bundled rate for the transaction authorization, processing, settlement and funds transfer services we provide. The balance of Payment Services revenue is derived from transaction fees for processing debit card and EBT card transactions, check verification and authorization services, and sales of POS terminals.

The other principal component of our revenue derives from Network Services (37.2% in 2000 and 39.1% in 1999). Network Services revenue consists of processing fees for driving and monitoring ATMs, processing fees for managing debit card records, and access and switching fees for network access. We recognize this revenue at the time of the transaction.

Payment Services and Network Services are our two reportable business segments. These business units are managed separately because they offer distinct products for different end users. All of our revenue is attributed to the United States, and no single customer of Concord accounts for a material portion of our revenue. Over 75% percent of our revenue and transaction volume from both segments is tied to contracts with terms of between three and five years.

The  following  table  is a  listing  of  revenue  by  segment  for the  periods indicated:
                                            Year ended December 31
                                      2000          1999            1998
                                 ------------------------------------------
                                               (in millions)
   Payment Services               $  883.9       $  645.5        $  478.9
   Network Services                  523.2          414.5           333.9
                                 ----------     ----------      ----------
   Total                          $1,407.1       $1,060.0        $  812.8

Cost of operations includes all costs directly attributable to our providing services to our customers. The most significant component of cost of operations is interchange and assessment fees, which are amounts charged by the credit and debit card associations. Interchange and assessment fees are billed primarily as a percentage of dollar volume processed and, to a lesser extent, as a transaction fee. Cost of operations also includes telecommunications costs, personnel costs, occupancy costs, depreciation, the cost of equipment leased and sold, the cost of operating our debit networks, and other miscellaneous merchant supplies and services expenses. We strive to maintain a highly efficient operational structure, which includes efficient marketing, volume purchasing arrangements with equipment and communications vendors, and direct membership by our subsidiary, EFS National Bank, in bank card associations and major debit card networks.

The following table lists cost of operations by segment for the periods indicated:

                                            Year ended December 31
                                      2000          1999            1998
                                 ------------------------------------------
                                               (in millions)
   Payment Services               $  705.1       $  487.6        $  357.6
   Network Services                  304.9          247.9           194.9
                                 ----------     ----------      ----------
   Total                          $1,010.0       $  735.5        $  552.5

Our selling, general and administrative expenses include certain salaries and wages and other general administrative expenses (including certain amortization costs). These costs are not allocated to the reportable segments.

Results of Operations

The following table shows, for the periods indicated, the percent of revenue represented by certain items on our supplemental consolidated statements of income:

                                             Year ended December 31
                                           2000       1999       1998
                                       ----------------------------------
   Revenue                                100.0%     100.0%     100.0%
   Cost of operations                      71.8       69.4       68.0
   Selling, general and
    administrative expenses                 6.4        8.7       11.2
   Acquisition and
    restructuring charges                   0.9        3.4         -
                                         --------   --------   --------
   Operating income                        20.9       18.5       20.8
   Interest income, net                     2.6        1.5        0.3
   Equity in earnings
    of subsidiary                            -          -         0.1
                                         --------   --------   --------
   Income before taxes                     23.5       20.0       21.2
   Income taxes                             8.6        7.8        8.1
                                         --------   --------   --------
   Net income                              14.9%      12.2%      13.1%
                                         ========   ========   ========

Calendar 2000 Compared to Calendar 1999

Revenue increased 32.7% to $1,407.1 million in 2000 from $1,060.0 million in 1999. In 2000 Payment Services accounted for 62.8% of revenue, and Network Services accounted for 37.2%. Revenue from Payment Services increased 36.9%, due primarily to increased transaction volumes and cross-selling settlement processing to several of our higher volume merchants who were previously using only front-end processing services. The increased volumes resulted from the addition of new merchants and the widening acceptance of debit and EBT card transactions at new and existing merchants. Network Services revenue increased 26.2% over 1999 as a result of an increase in the number of ATMs driven, the addition of new network and processing customers, increases in transaction volumes, and the full year impact of in-house processing of our signature debit service. The increased transaction volumes resulted primarily from increased use of our network debit cards for payment at the point of sale.

Cost of operations increased in 2000 to 71.8% of revenue compared to 69.4% in 1999. This increase was due primarily to the addition of lower-margin revenue beginning in the fourth quarter of 1999 and continuing through the third quarter of 2000. This lower-margin revenue resulted principally from cross-selling settlement processing to several of our higher volume merchants who command lower transaction pricing. Lower-margin revenue was also the result of additional interchange fees due to this cross-selling and processing our signature debit service in-house. This new lower-margin revenue was partially offset by a decrease, as a percent of revenue, in certain other operating costs, such as payroll expenses and depreciation and amortization expenses.

Selling, general and administrative expenses decreased, as a percent of revenue, to 6.4% in 2000 from 8.7% in 1999. Within selling, general and administrative expenses, increases in salaries and wages were offset by lower legal and other expenses.

One-time acquisition expenses and restructuring charges decreased to $11.7 million in 2000 from $36.2 million in 1999. The charges incurred in 2000 included $3.0 million in advisory, legal, and accounting fees incurred in the acquisitions of Card Payment Systems and Cash Station. An additional $4.2 million in compensation and severance costs and $4.5 million in network de-conversion costs were incurred in the Cash Station acquisition.

Excluding acquisition and restructuring charges, operating income as a percent of revenue declined slightly to 21.8% in 2000 from 21.9% in 1999 due to lower-margin revenue. This lower-margin revenue, which resulted from lower revenue per transaction and additional interchange fees, partially masked an increase in operating income per transaction, which resulted from improved economies of scale and declining selling, general and administrative expenses.

Operating income per transaction increased to $0.038 per transaction in 2000 from $0.035 per transaction in 1999, an increase of 8.6% year over year. This growth in operating income per transaction was the result of declines in our cost per transaction outpacing declines in our revenue per transaction.

Net interest income improved as a percent of revenue to 2.6% in 2000 compared to 1.5% in 1999. This improvement was the continued result of our using proceeds from our June 1999 stock offering to reduce our debt by $146.1 million at that time, which lowered interest expense by 17.2% as compared to 1999. The improvement was also the result of returns we received on our investing available cash from operations plus the remaining $61.7 million of the stock offering proceeds in various securities, which increased interest income by 63.6% over 1999.

Our overall tax rate decreased to 36.3% in 2000 from 39.1% in 1999. Excluding the one-time acquisition charges and related tax component write-off, the tax rate was 36.2% in 2000 compared to 36.7% in 1999.

Net income, as a percent of revenue, increased to 14.9% in 2000 from 12.2% in 1999. The primary factor in this net margin improvement was the decrease in one-time acquisition and restructuring charges. Excluding the one-time charges and related tax items, net income, as a percent of revenue, increased to 15.5% in 2000 compared to 14.8% in 1999.

Calendar 1999 Compared to Calendar 1998

Revenue increased 30.4% to $1,060.0 million in 1999 from $812.8 million in 1998. In 1999 Payment Services accounted for 60.9% of revenue, and Network Services accounted for 39.1%. Revenue from Payment Services increased 34.8%, due primarily to increased transaction volumes and cross-selling settlement processing to several of our higher volume merchant clients. The increased volumes resulted from the addition of new merchants and the widening acceptance of debit and EBT card transactions at new and existing merchants. Network
Services revenue increased 24.1% over 1998 as a result of an increase in the number of ATMs driven, the addition of new network and processing customers, increases in transaction volumes, and in-house processing of our signature debit service. The increased transaction volumes resulted primarily from increased use of our network debit cards for payment at the point of sale.

Cost of operations increased in 1999 to 69.4% of revenue compared to 68.0% in 1998. This increase was due primarily to the addition of lower-margin revenue beginning in the fourth quarter of 1999 from cross-selling settlement processing to several of our higher volume merchants who command lower transaction pricing. Lower-margin revenue was also the result of additional interchange fees due to cross-selling and processing our signature debit service in-house. This new lower-margin revenue was largely offset by a decrease, as a percent of revenue, in certain other operating costs, such as payroll expenses and depreciation and amortization expenses.

Selling, general and administrative expenses decreased, as a percent of revenue, to 8.7% in 1999 from 11.2% in 1998. Although these expenses were up on an absolute basis as a result of increases in salaries and wages, they were partially offset by lower legal and other expenses.

In 1999 we incurred one-time acquisition and restructuring charges of $36.2 million relating to our acquisition of Electronic Payment Services, Inc. Acquisition-related expenses were $10.5 million, consisting primarily of investment banking fees, as well as legal, accounting, registration, and other fees and expenses. The remaining $25.7 million was for restructuring charges as described below, in millions:

      Communications conversion costs                         $ 12.4
      Asset write-offs                                           8.2
      Signature debit conversion to in-house                     2.8
      Severance and other expenses                               2.3
                                                              -------
      Total                                                   $ 25.7
                                                              =======

In order to create a single communications infrastructure for our transaction processing businesses, we adopted a plan to convert Electronic Payment Services' communications network to Concord's, and accrued $12.4 million related to this conversion plan.

We  incurred  asset  write-offs  of  $8.2  million.  We  de-emphasized   certain
geographic areas of the MAC(R) network, causing impairment to the related intangible assets of approximately $2.8 million. In addition, after review of certain Electronic Payment Services customer lists and the undiscounted cash flows estimated to be generated by the related intangible assets, we recognized an impairment loss of approximately $3.6 million. The remainder of the write-off was for assets that are no longer used or supported under revised marketing and business plans.

Prior to its acquisition by Concord, Electronic Payment Services used a third party for its signature debit processing services. During 1999 we adopted a plan to take this process in-house, incurring additional restructuring charges of $2.8 million.

Relating to our reallocation of resources in connection with the MAC network described above, we charged approximately $0.2 million for Electronic Payment Services employees who were terminated as the related facilities were closed. We incurred an additional charge of $2.1 million for certain other Electronic Payment Services employees who were terminated due to the reorganization of management of the combined company.

Excluding acquisition and restructuring charges, operating income as a percent of revenue increased to 21.9% in 1999 from 20.8% in 1998 due to declines in selling, general and administrative expenses.

Operating income increased on a per transaction basis to $0.035 per transaction in 1999 from $0.031 per transaction in 1998, an improvement of 12.9% year over year. This growth in operating income per transaction was the result of declines in our cost per transaction outpacing declines in our revenue per transaction.

Net interest income increased as a percent of total revenue to 1.5% in 1999 compared to 0.3% in 1998. This improvement resulted primarily from two factors. Interest income increased by 47.4% over 1998 due to returns received on our investment in various securities of available cash flow from operations plus approximately $61.7 million in proceeds from our June 1999 stock offering. We also reduced our long-term and short-term debt by $146.1 million with proceeds from the same offering, producing a 24.0% decrease in interest expense in 1999 compared to 1998.

Our overall tax rate increased to 39.1% in 1999 from 38.1% in 1998. This increase resulted from certain nondeductible acquisition costs and a tax component write-off of $1.3 million incurred for impaired state tax net operating losses of Electronic Payment Services in 1999. Excluding the pre-tax charges and the tax component write-off, our tax rate decreased to 36.7% in 1999 from 38.1% in 1998.

Net income, as a percent of revenue, decreased in 1999 to 12.2% from 13.1% in 1998. The primary factors in this decrease in net margin were the one-time acquisition and restructuring charges related to the acquisition of Electronic Payment Services and the tax rate increase in 1999. Excluding the one-time charges and related tax items, net income as a percent of revenue increased to 14.8% in 1999 compared to 13.1% in 1998.

Liquidity and Capital Resources

We have consistently generated significant resources from operating activities. In 2000, 1999, and 1998 operating activities generated cash of $333.5 million, $236.9 million, and $193.8 million, respectively. Cash generated from operating activities can vary due to fluctuations in accounts receivable and accounts payable balances which are affected by increases in settlement volume from one year to the next, as well as the timing of settlements.

We generally hold a significant amount of cash and securities because of the equity requirements of the credit card associations, which are calculated on settlement dollar volume, and because of the liquidity requirements associated with conducting settlement operations and owning ATM machines. During fiscal 2000, 1999, and 1998 we invested approximately $171.5 million, $191.4 million, and $88.0 million, respectively, in securities avaialable for sale, net of sales and maturities. We also invested $87.1 million, $67.6 million, and $70.7 million, respectively, in capital expenditures, which were primarily for communications equipment, point of sale terminals, new computer equipment and capitalized software. We expect capital expenditures in the current year to be comparable to that of prior years.

In addition to net cash provided by operating activities, we have financed ourselves historically through issuances of equity, the exercise of stock options, and borrowings. We issued 10.1 million shares of common stock in June 1999 and received proceeds of $207.8 million. Of those proceeds, we invested $61.7 million in securities and reduced long-term and short-term debt by $146.1 million.

Stock issued upon exercises of options under Concord's incentive stock option plan provided $26.9 million of additional capital in 2000. As of year-end 2000, there were 22.9 million stock options outstanding, approximately 41.8% of which were exercisable. Although we cannot estimate the timing or amount of future cash flows from the exercise of stock options, we expect this to continue to be a source of funds.

We have lines of credit with financial institutions totaling $55.0 million. As of December 31, 2000 and 1999 no amounts were outstanding on these lines of credit. As of December 31, 2000 we had $99.0 million of notes payable outstanding to, and $23.7 million in unused lines of credit with, the Federal Home Loan Bank (FHLB). In addition to these advances, notes payable of $14.3 were outstanding.

We hold securities with a market value of approximately $649.4 million that are available for operating needs or as collateral to obtain additional short-term financing, if needed. As of year-end, securities carried at approximately $110.4 million were pledged as collateral for the FHLB advances.

Net loans made by our bank subsidiaries as of December 31, 2000 and 1999 were $78.7 million and $30.9 million, respectively.

Since 1998, Concord has made several strategic acquisitions. Our February 2001 acquisition of the STAR network is an example of our practice of using our stock to make these acquisitions. Any future acquisitions may involve the issuance of our stock. If additional acquisitions are made, Concord may incur acquisition costs and restructuring charges in connection with combining operations as in the case of STAR, Cash Station, and Electronic Payment Services.

We believe that our available credit and cash generated by operations are adequate to meet our capital and operating needs.

Effects of Inflation

Our assets are primarily monetary, consisting of cash, assets convertible into cash, securities owned, and receivables. Because of their liquidity, these assets are not significantly affected by inflation. We believe that replacement costs of equipment, furniture, and leasehold improvements will not materially affect operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Quantitative and Qualitative Disclosures About Market Risk

Concord's securities are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of our interest-bearing assets and the amount of interest-bearing liabilities that are prepaid, mature, or reprice in specific periods. This risk is mitigated by the fact that approximately 82.6% of the market value of securities owned were funded through equity rather than debt. The principal objective of our asset/liability activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating our funding needs. We use an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each month.

The table below provides comparative information about our financial instruments that are sensitive to changes in interest rates. This table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Additionally, we have assumed our securities are similar enough to aggregate them for presentation purposes. If tax-equivalent yields of municipal securities had been used, the weighted-average interest rates would have been higher.

December 31, 2000        2001     2002     2003     2004     2005   Thereafter   Total   Fair Value
                       -----------------------------------------------------------------------------
(in millions)

Assets:
Securities available
 for sale               $36.7    $20.0    $41.5    $24.5    $13.0     $577.1    $712.8     $625.6
Average interest rate     6.3%     6.4%     6.4%     6.5%     5.0%       6.6%

Loans                    $6.6     $3.2     $1.4     $0.6     $1.3      $66.5     $79.6      $73.9
Average interest rate     9.6%     9.9%     6.4%    10.5%     8.8%       8.1%

Liabilities:
Deposits               $106.8    $10.2     $6.2     $0.8     $1.8         -     $125.8     $126.1
Average interest rate     4.9%     6.6%     6.8%     6.4%     6.8%

Long-term debt           $3.4     $3.4    $17.5       -        -       $89.0    $113.3     $111.1
Average interest rate     6.2%     6.2%     5.8%                         5.6%

December 31, 1999        2000     2001     2002     2003     2004   Thereafter   Total   Fair Value
                       -----------------------------------------------------------------------------
(in millions)

Assets:
Securities available
 for sale               $71.8    $38.9    $32.5    $22.2    $25.0     $290.7    $481.1     $447.4
Average interest rate     6.6%     6.7%     6.7%     6.2%     6.4%       5.9%

Loans                    $6.3     $0.5     $0.1     $1.8     $0.7      $22.0     $31.4     $ 30.1
Average interest rate     7.6%     8.0%     9.4%     6.7%    10.3%       7.7%

Liabilities:
Deposits                $90.9     $6.5     $2.6     $0.2     $0.3         -     $100.5     $100.6
Average interest rate     4.2%     5.7%     5.6%     5.3%     5.8%

Long-term debt           $3.4     $3.4    $21.3    $17.5       -       $47.0     $92.6     $ 89.8
Average interest rate     6.4%     6.4%     6.1%     5.9%                5.4%

                        CONCORD EFS, INC AND SUBSIDIARIES

                    Supplemental Consolidated Balance Sheets

                                                         December 31
                                                     2000           1999
                                                 ---------------------------
                                                        (in thousands)
Assets
Current assets
 Cash and cash equivalents                       $   231,762     $   173,099
 Securities available for sale                       649,425         458,201
 Accounts receivable, net                            307,756         181,452
 Inventories                                          15,087          18,076
 Prepaid expenses and other current assets            22,125          12,844
 Deferred income taxes                                 6,732           9,888
                                                 ------------    ------------
                            Total current assets   1,232,887         853,560

Loans, net                                            78,654          30,922
Property and equipment, net                          214,662         186,567
Goodwill, net                                        150,049         154,411
Other intangible assets, net                          75,644          57,186
Other assets                                           9,769          22,849
                                                 ------------    ------------
                                    Total assets  $1,761,665      $1,305,495
                                                 ============    ============

Liabilities and stockholders' equity
Current liabilities
 Accounts payable and other liabilities           $  296,980      $  144,701
 Deposits                                            125,834         100,475
 Accrued liabilities                                  51,717          59,939
 Income taxes payable                                     -           19,816
 Current maturities of long-term debt                  3,357           3,357
                                                 ------------    ------------
                       Total current liabilities     477,888         328,288

Long-term debt                                       109,911          89,268
Deferred income taxes                                 31,871          15,131
Other liabilities                                      6,412          14,785
                                                 ------------    ------------
                               Total liabilities     626,082         447,472
                                                 ------------    ------------

Commitments and contingent liabilities                    -               -
Minority interest in subsidiary                        3,052           2,602
                                                 ------------    ------------
Stockholders' equity
 Common stock, $0.33 1/3 par value;
   authorized 500,000 shares, issued and
   outstanding 241,457 at December 31, 2000
   and 238,579 at December 31, 1999                   80,485          79,526
 Additional paid-in capital                          429,578         373,965
 Retained earnings                                   623,944         414,462
 Accumulated other comprehensive loss                 (1,476)        (12,532)
                                                 ------------    ------------
                      Total stockholders' equity   1,132,531         855,421
                                                 ------------    ------------
      Total liabilities and stockholders' equity  $1,761,665      $1,305,495
                                                 ============    ============


See Notes to Supplemental Consolidated Financial Statements.

                        CONCORD EFS, INC AND SUBSIDIARIES

                 Supplemental Consolidated Statements of Income

                                               Year ended December 31
                                          2000           1999           1998
                                    --------------------------------------------
                                        (in thousands, except per share data)

Revenue                               $1,407,140     $1,060,010     $  812,824
Cost of operations                     1,009,954        735,467        552,469
Selling, general and
  administrative expenses                 91,995         92,334         90,936
Acquisition and
  restructuring charges                   11,691         36,189             -
                                     ------------   ------------    -----------
                    Operating Income     293,500        196,020        169,419

Other income (expense):
Interest income                           48,182         29,456         19,984
Interest expense                         (10,939)       (13,205)       (17,380)
Equity in earnings of
  unconsolidated subsidiary                   -              -             281
                                     ------------   ------------    -----------
             Income Before Taxes and
                   Minority Interest     330,743        212,271        172,304
Income taxes                             120,220         82,906         65,709
                                     ------------   ------------    -----------
     Income Before Minority Interest     210,523        129,365        106,595

Minority interest in
  net income of subsidiary                   597            124             -
                                     ------------   ------------    -----------
                          Net Income  $  209,926     $  129,241     $  106,595
                                     ============   ============    ===========
Pro forma provision
 for income taxes                            260          2,484            458
                                     ------------   ------------    -----------
                Pro forma Net Income  $  209,666     $  126,757     $  106,137
                                     ============   ============    ===========
Per Share Data:
 Basic earnings
  per share - historical                   $0.88          $0.56          $0.48
                                     ============   ============    ===========
 Diluted earnings
  per share - historical                   $0.85          $0.54          $0.46
                                     ============   ============    ===========
 Basic earnings
  per share - pro forma                    $0.88          $0.55          $0.47
                                     ============   ============    ===========
 Diluted earnings
  per share - pro forma                    $0.85          $0.53          $0.46
                                     ============   ============    ===========
Average Shares Outstanding:
 Basic shares                            239,179        231,843        224,235
                                     ============    ===========    ===========
 Diluted shares                          247,997        239,867        231,396
                                     ============    ===========    ===========

See Notes to Supplemental Consolidated Financial Statements.

                        CONCORD EFS, INC AND SUBSIDIARIES

          Supplemental Consolidated Statements of Stockholders' Equity

                                                                                 Accumulated
                                                      Additional                    Other
                                     Common Stock       Paid-In     Retained    Comprehensive
                                   Shares    Amount     Capital     Earnings    Income (Loss)     Total
                                 ------------------------------------------------------------------------
                                                            (in thousands)

Balance at January 1, 1998        100,978   $ 33,659    $154,955    $ 186,817        $   99    $ 375,530
 Exercise of stock options            413        138       6,458                                   6,596
 Three for two stock split         48,341     16,114     (16,114)
 Tax benefit of nonqualifying
  stock option exercises                                   3,630                                   3,630
 Activity by pooled subsidiaries                             824         (997)                      (173)
 Net income                                                           106,595                    106,595
 Cumulative effect of accounting
  change, net of tax of $421                                                            776          776
 Change in net unrealized gain on
  securities available for sale,
  net of tax of $158                                                                    294          294
                                                                                                ---------
 Comprehensive income                                                                            107,665
                                 ------------------------------------------------------------------------

Balance at December 31, 1998      149,732     49,911     149,753      292,415         1,169      493,248
 Exercise of stock options          2,664        888      21,714                                  22,602
 Three for two stock split         79,435     26,478     (26,478)
 Offering of common stock           6,748      2,249     205,569                                 207,818
 Tax benefit of nonqualifying
  stock option exercises                                  23,407                                  23,407
 Activity by pooled subsidiaries                                       (7,194)                    (7,194)
 Net income                                                           129,241                    129,241
 Change in net unrealized loss on
  securities available for sale,
  net of tax of $7,764                                                              (13,701)     (13,701)
                                                                                                ---------
 Comprehensive income                                                                            115,540
                                 ------------------------------------------------------------------------

Balance at December 31, 1999      238,579     79,526    373,965       414,462       (12,532)     855,421
 Exercise of stock options          2,793        931     25,962                                   26,893
 Tax benefit of nonqualifying
  stock option exercises                                 27,955                                   27,955
 Stock issued for purchase
  acquisition                          85         28      1,696                                    1,724
 Activity by pooled subsidiaries                                         (444)                      (444)
 Net income                                                           209,926                    209,926
 Change in net unrealized loss on
  securities available for sale,
  net of tax of $5,536                                                               11,056       11,056
                                                                                                ---------
 Comprehensive income                                                                            220,982
                                 ------------------------------------------------------------------------
Balance at December 31, 2000      241,457   $ 80,485   $429,578      $623,944       $(1,476)  $1,132,531
                                 ========================================================================

See Notes to Supplemental Consolidated Financial Statements.

                        CONCORD EFS, INC AND SUBSIDIARIES

               Supplemental Consolidated Statements of Cash Flows


                                                   Year ended December 31
                                               2000         1999         1998
                                           -------------------------------------
                                                        (in thousands)
Operating activities
 Net income                                 $ 209,926    $ 129,241    $ 106,595
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Minority interest in subsidiary                  597          124           -
 Equity in earnings of unconsolidated
  subsidiary                                       -            -          (281)
 Provision for losses on
  accounts receivable                           5,039        3,474        3,654
 Depreciation and amortization                 96,615       82,682       70,729
 Deferred income taxes                         13,610         (616)         945
 Net realized gain on sales of
  securities available for sale                (2,333)        (230)      (1,234)
 Restructuring charges                             -         8,152           -
 Changes in operating assets
  and liabilities:
   Accounts receivable                       (130,682)     (58,846)        (443)
   Inventories                                  2,989       (6,680)      (5,498)
   Prepaid expenses and other current assets   (9,577)      (3,656)      (1,620)
   Accounts payable and other liabilities     153,309       78,260       23,987
 Other, net                                    (5,995)       4,951       (2,996)
                                           -------------------------------------
 Net cash provided by operating activities    333,498      236,856      193,838

Investing activities
 Acquisition of securities
  available for sale                         (308,157)    (273,603)    (240,783)
 Proceeds from sales of securities
  available for sale                          106,771       51,051      105,617
 Proceeds from maturity of securities
  available for sale                           29,889       31,105       47,183
 Acquisition of securities held to maturity        -            -        (9,630)
 Proceeds from maturity of securities
   held to maturity                                -            -         4,843
 Purchases of loans                           (48,324)     (15,781)     (13,683)
 Net change in loans                              (69)         710         (127)
 Acquisition of property and equipment        (87,113)     (67,596)     (70,652)
 Purchased merchant contracts                 (30,640)     (26,869)     (16,988)
 Other investing activity                      (2,899)     (16,733)     (24,620)
                                           -------------------------------------
     Net cash used in investing activities   (340,542)    (317,716)    (218,840)

Financing activities
 Net increase in deposits                      25,359       65,568       24,769
 Repayment under credit agreement (net)            -       (21,500)      (8,425)
 Proceeds from notes payable                   42,000       12,500       68,925
 Payments on notes payable                    (22,326)    (138,873)     (52,876)
 Payments on leases payable                    (2,874)      (4,017)      (4,435)
 Proceeds from exercise of stock options       26,893       22,602        6,596
 Proceeds from offering of common stock            -       207,818           -
 Activity by pooled subsidiaries               (3,345)      (4,293)        (173)
                                           -------------------------------------
Net cash provided by financing activities      65,707      139,805       34,381
                                           -------------------------------------
Net increase in cash and cash equivalents      58,663       58,945        9,379
                Cash and cash equivalents
                     at beginning of year     173,099      114,154      104,775
                                           -------------------------------------
 Cash and cash equivalents at end of year   $ 231,762    $ 173,099    $ 114,154
                                           =====================================

Supplemental disclosure of cash flow information:
Interest paid                               $  10,698    $  13,943    $  17,622
                                           =====================================
Income taxes paid                           $  96,419    $  48,494    $  59,684
                                           =====================================

See Notes to Supplemental Consolidated Financial Statements.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note A - Significant Accounting Policies

Nature of Operations: Concord is a vertically-integrated electronic transaction processor. Concord acquires, routes, authorizes, captures, and settles all types of non-cash payment transactions for retailers and financial institutions nationwide. Concord's primary activities consist of (1) Payment Services, which provides payment processing services for credit card, debit card, and electronic benefits transfer card transactions for retailers; and (2) Network Services, which provides network and ATM processing services for financial institutions.

Basis of Presentation: These supplemental consolidated financial statements give retroactive effect to the merger of Concord and Star Systems, Inc. (STAR) on February 1, 2001, which was accounted for using the pooling of interests method as described in Note B to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become Concord's historical consolidated financial statements after financial statements covering the date of consummation of the business combination are issued.

STAR was formed as a result of an Agreement of Mergers and Reorganization (the Agreement) dated October 2, 1998 effective March 1, 1999 between Honor Technologies, Inc. (HTI), organized under the laws of the State of Delaware, and Star System, Inc. (SSI), a nonprofit mutual benefit corporation under the laws of the State of California. As a result of the Agreement, HTI and SSI became wholly owned subsidiaries of STAR in a combination accounted for as a pooling of interests.

Concord owns a majority interest of 74% in Primary Payment Systems, Inc. (PPS), a risk management service, as a result of Concord's acquisitions of STAR and Cash Station. PPS is immaterial to Concord's financial statements. Concord has consolidated PPS in the supplemental consolidated financial statements in 2000 and 1999. Prior to 1999, Concord considered its majority ownership in PPS as temporary; therefore, its investment was accounted for under the equity method of accounting.

Principles of Consolidation: The supplemental consolidated financial statements include the accounts of Concord and its subsidiaries after elimination of all material intercompany balances and transactions.

Business Combinations: The supplemental consolidated financial statements have been restated for all transactions accounted for as poolings of interests to combine the financial position, results of operations, and cash flows of the respective companies for all periods presented. Transactions accounted for under the purchase method of accounting reflect the net assets of the acquired company at fair value on the date of acquisition, and the excess of the purchase price over fair value of the assets is recorded as goodwill. The results of operations of the purchased company are included since the date of acquisition.

Use of Estimates: The preparation of the supplemental consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note A - Significant Accounting Policies, continued

Cash Equivalents: Concord considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of federal funds sold through Concord's financial institutions and money market funds which invest in commercial paper, repurchase agreements, and instruments of domestic and foreign banks and other financial institutions.

Accounts Receivable: The majority of Concord's accounts receivable is related to the gross settlement dollars due from associations, networks, and trucking company customers. Revenue from most Payment Services customers is collected daily from settlement funds due to Concord's merchants. In addition, Concord records an account receivable when revenue is recognized from sales of POS equipment or transactions by Concord's Payment Services and Network Services customers.

Securities Available for Sale: Management determines the appropriate classification of debt securities at the time of purchase and evaluates such designation as of each balance sheet date. Securities available for sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income (loss) in stockholders' equity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization, interest and dividends are included in interest income from investments. The cost of securities sold is based on the specific identification method.

Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist primarily of POS terminals.

Loans: A substantial portion of the loan portfolio is represented by mortgage loans in Memphis, Tennessee and the surrounding communities purchased through Concord's financial institution subsidiaries (the Banks). The Banks originate loans to home builders in the construction industry as well as a limited number of commercial and consumer loans. The ability of Concord's debtors to honor their contracts is dependent upon the real estate and general economic conditions of this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Interest income is subsequently recognized on impaired loans only to the extent cash payments in excess of past due principal amounts are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management determines that a loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note A - Significant Accounting Policies, continued

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Goodwill and Other Intangible Assets: Goodwill and other intangible assets are stated at cost. Amortization is computed using the straight-line basis over an estimated useful life of 10 to 25 years for goodwill, 6 years for purchased merchant contracts, and 5 to 15 years for intangibles other than purchased merchant contracts, such as customer lists.

Impairment of Long-Lived Assets: Management evaluates long-lived assets, including property and equipment, goodwill, and certain other intangible assets to be held and used by Concord for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected discounted future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset.

Income Taxes: Concord accounts for income taxes using the liability method.

Revenue Recognition: Revenue from credit card and other transaction processing activities is recorded when the service is provided, gross of interchange and network fees charged to Concord which are recorded as a cost of operations at the same time the services are provided.

Revenue from service contracts and product sales is recognized when the service is provided or the equipment is shipped. Service contracts and related sales include all revenue under system service contracts, including revenue from sales of terminal hardware when the contract includes such sales.

Concord may incur losses from cardholder disputes in the case of merchant insolvency or bankruptcy. Based on historical losses, Concord believes its allowance for doubtful accounts is adequate. The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management confirms that a receivable balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

Stock-Based Compensation: Concord grants options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. These stock option grants are accounted for in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees;" accordingly, Concord recognizes no compensation expense for the stock option grants.

Reclassification: Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentation.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note B - Business Combinations

On February 1, 2001, Concord acquired STAR, a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued approximately 24.8 million shares of its common stock. As discussed in Note A, STAR was formed on March 1, 1999 as a result of the combination of HTI and SSI which was accounted for as a pooling of interests.

On August 21, 2000 Concord acquired Cash Station, Inc., a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 2.5 million shares of its common stock.

On January 31, 2000 Concord  acquired  National  Payment Systems Inc. d/b/a Card
Payment Systems (CPS), a reseller of payment processing services. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 6.2 million shares of its common stock.

On February 26, 1999 Concord acquired Electronic Payment Services, Inc. (EPS), a payment processor and operator of a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 45.1 million shares of its common stock.

The following table presents selected financial information split among Concord, CPS, Cash Station, STAR, SSI, and HTI:

                                                Year ended December 31
                                          2000           1999            1998
                                     -------------------------------------------
                                        (in thousands, except per share data)
Revenue:
 Concord                              $1,215,893     $  830,059       $ 634,511
 CPS (1)                                   4,047         41,909          15,915
 Cash Station (2)                          9,494         17,973          16,121
                                     -------------------------------------------
 Historical combined                  $1,229,434     $  889,941       $ 666,547
 STAR (3)                                184,866        152,748              -
 SSI (4)                                      -           8,851          48,790
 HTI (5)                                      -          14,229         101,412
 Intercompany eliminations (6)            (7,160)        (5,759)         (3,925)
                                     -------------------------------------------
Supplemental combined                 $1,407,140     $1,060,010       $ 812,824
                                     ===========================================
Pro forma net income:
 Concord                                 186,009        101,652          88,695
 CPS (1)                                     650          7,096           1,309
 Cash Station (2)                            816          1,222           1,052
                                     -------------------------------------------
 Historical combined                     187,475        109,970          91,056
 STAR (3)                                 22,451         16,409              -
 SSI (4)                                      -           1,624           6,842
 HTI (5)                                      -           1,238           8,697
 Pro forma provision
  for CPS income taxes (7)                  (260)        (2,484)           (458)
                                     -------------------------------------------
Supplemental combined                 $  209,666     $  126,757       $ 106,137
                                     ===========================================
Pro forma basic earnings
 per share supplemental combined           $0.88          $0.55           $0.47
                                     ===========================================
Pro forma diluted earnings
 per share supplemental combined           $0.85          $0.53           $0.46
                                     ===========================================

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


(1) The 2000 amounts reflect the results of CPS operations from January 1, 2000 through January 31, 2000 (unaudited). The CPS results of operations from February 1, 2000 to December 31, 2000 are included in Concord amounts. Results for the years ended December 31, 1999 and 1998 are unaudited.

(2) The 2000 amounts reflect the results of Cash Station operations from January 1, 2000 through June 30, 2000 (unaudited). Results of operations from July 1, 2000 to December 31, 2000 are included in Concord amounts.

(3) The 2000 amounts reflect the results of STAR operations from January 1, 2000 through December 31, 2000. The 1999 amounts reflect the results of STAR operations from March 1, 1999 to December 31, 1999.

(4) The 1999 amounts reflect the results of SSI operations from January 1, 1999 through February 28, 1999 (unaudited). Results of operations from March 1, 1999 to December 31, 1999 are included in STAR amounts.

(5) The 1999 amounts reflect the results of HTI operations from January 1, 1999 through February 28, 1999 (unaudited). Results of operations from March 1, 1999 to December 31, 1999 are included in STAR amounts.

(6)  All material activity between Concord and STAR has been eliminated.

(7) The results of operations include pro forma income taxes that would have been required if CPS had been a taxable corporation. The former owners of CPS were responsible for income taxes for the periods prior to the merger.

On February 7, 2000 Concord acquired Virtual Cyber Systems, Inc. (VCS), an Internet software development company. The acquisition of VCS, for which Concord paid approximately $2.0 million, was accounted for as a purchase transaction and was immaterial to Concord's financial statements.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note B - Business Combinations, continued

Acquisition expenses and restructuring charges were $11.7 million for the year ended December 31, 2000. These pre-tax expenses and charges consisted of advisory, legal, and accounting fees incurred in the acquisitions of CPS and Cash Station, and severance and network de-conversion costs incurred in the acquisition of Cash Station. Acquisition and restructuring charges of $36.2 million were incurred in the year ended December 31, 1999 in connection with the acquisition of EPS. The pre-tax expenses and charges were for acquisition expenses, communications conversion costs, asset write-offs, signature debit conversion, severance costs, and other. As of December 31, 2000 approximately $3.4 million of these expenses related to Cash Station were accrued but unpaid.

The following table details the reserve balance, in millions, from the various acquisition expenses and charges:

                                                2000
                                              Expenses
                       Cash or    Balance    & Charges                 Balance
Description           Non-cash   12/31/99     Accrued     Activity    12/31/00
-------------------------------------------------------------------------------

EPS:
Communications
 conversion costs       Cash      $11.3       $  -          $11.3      $  -

Severance and other     Cash        1.4          -            1.4         -

CPS:
Advisory, legal and
 accounting             Cash         -          0.8           0.8         -

Cash Station:
Compensation
 and severance          Cash         -          4.2           3.2        1.0

Legal and
 accounting fees        Cash         -          2.2           2.2         -

Network de-conversion
 costs                  Cash         -          4.5           2.1        2.4
                                 ---------------------------------------------
                                  $12.7       $11.7         $21.0      $ 3.4
                                 =============================================

In addition to the pre-tax charges, a tax component write-off of $1.3 million for impaired state tax net operating losses of EPS was incurred in 1999.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note C - Accounts Receivable, Net

Accounts receivable, net, consisted of the following at December 31:

                                                     2000          1999
                                                   -----------------------
                                                        (in thousands)
Receivable from VISA and MasterCard                 $ 179,103   $  70,857
Receivable from trucking companies                     40,871      32,078
Other accounts receivable                              90,801      81,246
                                                   -----------------------
                                                      310,775     184,181
Allowance for doubtful accounts                        (3,019)     (2,729)
                                                   -----------------------
Accounts receivable, net                            $ 307,756   $ 181,452
                                                   =======================

Note D - Securities Available for Sale

The following is a summary of securities available for sale:

                                           Gross          Gross
                          Amortized     Unrealized      Unrealized      Fair
                             Cost          Gains          Losses        Value
                          ------------------------------------------------------
                                              (in thousands)
December 31, 2000
U.S. government and
 agency securities        $114,988       $  584          $(2,279)      $113,293
Mortgage-backed
 securities                169,856          458           (1,811)       168,503
Corporate securities       169,859        1,412           (1,928)       169,343
Municipal securities       173,989        1,977           (1,464)       174,502
                         -------------------------------------------------------
Total debt securities      628,692        4,431           (7,482)       625,641
Equity securities           23,285          896             (397)        23,784
                         -------------------------------------------------------
                          $651,977       $5,327          $(7,879)      $649,425
                         =======================================================
December 31, 1999
U.S. government and
 agency securities        $ 71,526       $   49          $(3,388)      $ 68,187
Mortgage-backed
 securities                167,356           -            (7,830)       159,526
Corporate securities        70,926           -            (1,123)        69,803
Municipal securities       157,246          109           (7,472)       149,883
                         -------------------------------------------------------
Total debt securities      467,054          158          (19,813)       447,399
Equity securities           10,802           -               -           10,802
                         -------------------------------------------------------
                          $477,856       $  158         $(19,813)      $458,201
                         =======================================================

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note D - Securities Available for Sale, continued

The scheduled maturities of debt securities at December 31, 2000 were as follows:

                                        Amortized       Fair
                                           Cost         Value
                                       -------------------------
                                             (in thousands)
   Due in one year or less              $ 36,688      $ 36,573
   Due in one to five years               97,777        97,262
   Due in five to ten years              117,286       117,269
   Due after ten years                   376,941       374,537
                                       -------------------------
                                        $628,692      $625,641
                                       =========================

Expected maturities on mortgage-backed securities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Securities carried at approximately $110.4 million at December 31, 2000 were pledged as collateral for the Federal Home Loan Bank advances.

Note E - Loans, Net

Loans, net, consisted of the following at December 31:

                                              2000         1999
                                          ------------------------
                                               (in thousands)
   Mortgage (1-4 family)                   $ 57,501      $ 25,069
   Small business administration             12,102            -
   Construction and development               7,376         3,594
   Commercial                                 2,154         2,597
   Consumer                                     496           114
                                          ------------------------
                                             79,629        31,374
   Allowance for loan losses                   (975)         (452)
                                          ------------------------
   Loans, net                              $ 78,654      $ 30,922
                                          ========================

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note F - Property and Equipment, Net

Property and equipment, net, consisted of the following at December 31:

                                                       2000         1999
                                                   ------------------------
                                                        (in thousands)
   Land                                             $  1,050     $  1,050
   Building & improvements                            16,050       15,862
   Computer facilities and equipment                 328,748      289,551
   Furniture and equipment                            70,545       72,466
   Leasehold improvements                             17,807       15,810
                                                   ------------------------
                                                     434,200      394,739
   Accumulated depreciation                         (219,538)    (208,172)
                                                   ------------------------
   Property and equipment, net                      $214,662    $ 186,567
                                                   ========================

Depreciation expense was $61.4 million, $54.2 million, and $48.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

Note G - Goodwill, Net

Goodwill, net, consisted of the following at December 31:

                                                      2000        1999
                                                  -----------------------
                                                       (in thousands)
           Goodwill                                $ 203,439   $ 197,562
           Accumulated amortization                  (53,390)    (43,151)
                                                  -----------------------
           Goodwill, net                           $ 150,049   $ 154,411
                                                  =======================

Amortization  expense  related to goodwill was $9.5 million,  $9.3 million,  and
$9.5  million  for  the  years  ended   December  31,  2000,   1999,  and  1998,
respectively.

Note H - Other Intangible Assets, Net

Other intangible assets, net, consisted of the following at December 31:

                                                     2000        1999
                                                  -----------------------
                                                      (in thousands)
            Purchased merchant contracts           $ 90,883    $ 60,413
            Customer lists                           33,644      31,144
                                                  -----------------------
                                                    124,527      91,557
            Accumulated amortization                (48,883)    (34,371)
                                                  -----------------------
            Other intangible assets, net           $ 75,644    $ 57,186
                                                  =======================

Total amortization expense related to other intangible assets was $14.9 million, $9.8 million, and $8.8 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note H - Other Intangible Assets, Net, continued

Amortization expense on purchased merchant contracts is recognized on a straight-line basis over an estimated useful life of six years. Amortization expense associated with purchased merchant contracts was $12.7 million, $7.7 million, and $6.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

Customer lists consist of contract rights including agreements not to compete and other values assigned to the assets. Amortization expense associated with these assets was approximately $2.2 million, $2.1 million, and $2.7 million for the years ended December 31, 2000, 1999, and 1998, respectively.

Note I - Commitments and Contingencies

Concord licenses a portion of its computer software under various noncancelable agreements, which expire on various dates through 2002. Software license expense under these agreements totaled approximately $4.6 million, $4.2 million, and $3.3 million during 2000, 1999, and 1998 respectively.

Concord rents office facilities and equipment under non-cancelable operating leases expiring at various dates through 2011. Rental expense for operating leases amounted to approximately $8.0 million, $8.8 million, and $7.5 million for the years ended December 31, 2000, 1999, and 1998, respectively.

On May 22, 1998 Concord entered into a $15.0 million operating lease agreement replacing the remainder of the original subrental agreement on offices in Wilmington, Delaware. The terms for the operating lease provide for an initial seven-year term through 2005 with an option to renew for two additional five-year terms.

Future minimum lease payments for operating leases and software license agreements with initial or remaining terms in excess of one year at December 31, 2000 are as follows:

                                          Software     Operating
                                          Licenses      Leases
                                        --------------------------
                                              (in thousands)
       2001                               $ 1,236        $ 8,906
       2002                                   852          9,368
       2003                                   675          7,155
       2004                                   675          4,454
       2005                                   761          3,604
       Thereafter                             338         14,097
                                        --------------------------
      Total future payments               $ 4,537        $47,584
                                        ==========================

Concord has available $55.0 million in unsecured lines of credit with other financial institutions, which expire on various dates throughout 2005. No amounts were outstanding on these lines at December 31, 2000 or 1999.

Concord is a party to various claims and litigation in the normal course of business. None of these claims is expected to have a material effect on Concord's consolidated financial position or results of operations.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note J - Long-Term Debt

Long-term  debt  consisted  of the following at December 31, 2000 and 1999:

                                                      2000        1999
                                                  ------------------------
                                                       (in thousands)
   Federal Home Loan Bank (FHLB) advances           $ 99,000    $ 75,000
   Notes payable                                      14,268      17,625
                                                  ------------------------
   Total long-term debt                              113,268      92,625
   Current portion of notes payable                   (3,357)     (3,357)
                                                  ------------------------
   Total long-term debt, less current portion       $109,911    $ 89,268
                                                  ========================

FHLB advances were at fixed rates ranging from 4.75% to 6.40% at December 31, 2000 with a final maturity date in 2008. Concord had approximately $23.7 million available on unused lines of credit with the FHLB at December 31, 2000.

Notes payable were at a variable rate of LIBOR plus 0.50%, 7.085% at December 31, 2000, maturing on March 15, 2003. Notes payable were collateralized by a security interest in all former HTI member contracts. The original balance of notes payable was $23.5 million which was repayable in monthly installments with a final principal payment on March 15, 2003.

Concord repaid an unsecured note to a former stockholder during 1999 in the amount of $125.0 million. The interest rate on the debt was 6.40%.

Future  maturities  of FHLB  advances and notes payable are as follows:

                                           FHLB        Notes
                                         Advances     Payable
                                        ----------------------
      Year ending December 31:              (in thousands)
       2001                              $    -      $  3,357
       2002                                   -         3,357
       2003                                 10,000      7,554
       2004                                   -            -
       2005                                   -            -
       Thereafter                           89,000         -
                                        ----------------------
      Total future payments              $  99,000   $ 14,268
                                        ======================

Note K - Employee Benefit Plans

Effective March 1, 1998 Concord established the Concord EFS Retirement Savings Plan (the Concord Plan). Employees who have reached the age of 21 and completed one year of service with Concord are eligible to participate in the Concord Plan. The Concord Plan provides for voluntary tax-deferred contributions by eligible employees and discretionary contributions by Concord. Total expenses related to the Concord Plan were approximately $2.7 million, $2.0 million, and $0.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note K - Employee Benefit Plans, continued

The Electronic Payment Services, Inc. Retirement Savings Plan (the EPS Plan) covered substantially all employees of EPS. Prior to February 26, 1999, when the EPS Plan was terminated, each qualified employee received a discretionary company profit-sharing contribution at December 31 of the plan year. In addition, the EPS Plan included voluntary tax-deferred employee contributions and discretionary contributions by EPS. Total expenses related to the EPS Plan were approximately $0.5 million and $3.7 million for the years ended December 31, 1999 and 1998, respectively.

STAR maintains a defined contribution plan (the STAR Plan). Employees of STAR are eligible to become participants in the STAR Plan upon completion of three months employment and upon attaining the age of 21 1/2. Participation in the STAR plan is voluntary. Total expenses related to the STAR Plan were $3.5 million, $3.0 million, and $1.6 million for the years ended December 31, 2000, 1999, and 1998, respectively. The STAR Plan will be terminated as of December 31, 2001 and all participants will become participants in the Concord Plan.

STAR maintains a deferred compensation trust to provide supplemental retirement benefits to the former President and Chief Executive Officer of HTI. The balance of this retirement account, plus accrued interest, totaled approximately $1.5 million as of December 31, 2000 and 1999 and was included with other assets and other liabilities in the supplemental consolidated financial statements.

Note L - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Concord's deferred tax liabilities and assets at December 31 are as follows:

                                                          2000          1999
                                                       ------------------------
  Deferred tax liabilities:                                (in thousands)
   Capitalization of
    internal use software                               $17,359       $17,060
   Restructuring charges                                    179        (6,180)
   Depreciation                                          10,761         4,000
   Intangible amortization                                1,019         3,581
   Purchased merchant contracts                           1,436           387
   Other                                                  1,117        (3,717)
                                                       ------------------------
   Total deferred tax liabilities                        31,871        15,131
                                                       ------------------------
  Deferred tax assets:
   Net unrealized loss on
    securities available for sale                           837         7,123
   Nondeductible reserves                                    -          1,802
   Bad debt allowance                                     2,132           730
   Inventories                                              123            44
   Restructuring charges                                  1,470            -
   Depreciation                                             370           166
   Other                                                  1,800            23
                                                       ------------------------
   Total deferred tax assets                              6,732         9,888
                                                       ------------------------
   Net deferred tax liability                           $25,139       $ 5,243
                                                       ========================

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000



Note L - Income Taxes, continued

The components of the provision (benefit) for income taxes for the three years ended December 31 are as follows:

                          2000       1999        1998
                      ---------------------------------
                                 (in thousands)
  Current
   Federal             $102,942    $73,428     $59,529
   State                  3,668     10,094       5,235
                      ---------------------------------
                        106,610     83,522      64,764
                      ---------------------------------
  Deferred
   Federal               11,816     (1,930)       (100)
   State                  1,794      1,314       1,045
                      ---------------------------------
                         13,610       (616)        945
                      ---------------------------------
                       $120,220    $82,906     $65,709
                      =================================

The reconciliation of income taxes computed at the U.S. federal statutory tax rate of 35% to income tax expense for the three years ended December 31 is as follows:

                                               2000         1999         1998
                                            ------------------------------------
                                                       (in thousands)
   Tax at statutory rate                     $115,760      $74,294     $60,306
   State income taxes, net of
    federal benefit                             3,551        5,092       3,699
   Acquisition costs                              753        2,292          -
   Nondeductible amortization
    of goodwill                                 2,549        2,523       2,537
   Tax-exempt interest income                  (2,560)      (2,319)     (1,175)
   Other, net                                     167        1,024         342
                                            ------------------------------------
                                             $120,220      $82,906     $65,709
                                            ====================================

Income tax benefits resulting from the disqualifying dispositions of certain employee incentive stock option shares were credited to additional paid-in capital because no compensation expense was charged to income for financial reporting purposes related to the exercise of such options.

Note M - Stockholders' Equity

In June 1999 Concord completed an offering of 10.1 million shares of its common stock, and within the same offering, an additional 44.5 million shares of common stock were sold by the previous owners of EPS for a total of 54.6 million shares of common stock. Net of the underwriting discount and other expenses of the offering, Concord received $207.8 million for the 10.1 million shares of common stock issued. The previous owners of EPS had received unregistered common stock of Concord in connection with the February 26, 1999 acquisition. Concord did not receive any proceeds from the sale of shares by the previous owners of EPS.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note N - Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                 Year ended December 31
                                               2000        1999       1998
                                         --------------------------------------
                                          (in thousands, except per share data)
   Numerator:
    Net income                               $209,926    $129,241   $106,595
                                         ======================================
   Denominator:
    Denominator for basic earnings
     per share, weighted-average shares       239,179     231,843    224,235

    Effect of dilutive employee
     stock options                              8,818       8,024      7,161
                                          --------------------------------------
    Denominator for diluted earnings per
     share-adjusted weighted-average
     shares and assumed conversions           247,997     239,867    231,396
                                         ======================================

   Basic earnings per share                     $0.88       $0.56      $0.48
                                         ======================================
   Diluted earnings per share                   $0.85       $0.54      $0.46
                                         ======================================


Earnings per share and related share data have been restated to reflect all stock splits.

Note O - Incentive Stock Option Plans

The Concord EFS, Inc. 1993 Incentive  Stock Option Plan, as amended (the Concord
Plan) allows for the grant of up to 37.5 million shares of common stock for the benefit of Concord's key employees. Options are granted at 100% of the market value on the date of the grant (110% in the case of a holder of more than 10% of the outstanding shares) and generally become exercisable within four years of the date of the grant. Options generally expire 10 years from the grant date. At December 31, 2000, 8.2 million shares were available to be granted.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note O - Incentive Stock Option Plans, continued

Information pertaining to the Concord Plan is summarized below, in thousands, except price per share:

                     Number of         Weighted        Weighted
                      Shares           Average          Average
                      Under           Exercise         Aggregate     Options
                      Option         Price/Share         Price     Exercisable
                   -------------------------------------------------------------
Outstanding at
 January 1, 1998      12,188            $ 7.11         $ 86,696        4,886
                                                      ==========      =======
 Granted               6,404             11.14
 Exercised            (1,324)             4.91
 Terminated              (51)             9.73
                   -----------
Outstanding at
 December 31, 1998    17,217              8.77         $151,041        7,825
                                                      ==========      =======
 Granted               6,672             21.63
 Exercised            (3,857)             5.87
 Terminated             (618)            20.66
                   -----------
Outstanding at
 December 31, 1999    19,414             13.43         $260,818        7,720
                                                      ==========      =======
  Granted              6,553             18.55
  Exercised           (2,793)             9.75
  Terminated            (247)            18.90
                   -----------
Outstanding at
 December 31, 2000    22,927            $15.29         $350,476        9,576
                   ===========                        ==========      =======

The weighted average fair value of options granted during 2000, 1999, and 1998 was $8.28, $9.29, and $4.10, respectively.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note O - Incentive Stock Option Plans, continued

Additional information regarding options outstanding as of December 31, 2000 is summarized below:

                                                             Weighted
                                                             Average                             Weighted
                                         Weighted           Remaining            Number           Average
      Option            Options          Average           Contractual         of Options     Exercise Price
     Exercise         Outstanding        Exercise        Life of Options       Exercisable      of Options
    Price Range       (thousands)       Price/Share          in Years          (thousands)      Exercisable
-------------------------------------------------------------------------------------------------------------
$ 2.28- 8.67             2,672           $  5.35               4.43               2,672          $  5.35
$10.06-12.78             9,111             11.69               6.85               5,823            11.34
$15.50-21.00             6,850             19.01               8.82                 502            20.74
$21.08-29.94             4,294             23.17               8.48                 579            22.38
                       --------                                                 --------
$ 2.28-29.94            22,927           $ 15.29               7.46               9,576          $ 10.83
                       ========                                                 ========

Prior to its merger with Concord, EPS adopted the Electronic Payment Services, Inc. 1995 Stock Option Plan, as amended (the EPS Plan). In connection with the merger of EPS with Concord, all outstanding options in the EPS Plan were accelerated and vested in February 1999. The total amount of option shares (after conversion to Concord EFS, Inc. shares) at December 31, 1998 was approximately 3.4 million, at a weighted average exercise price of $5.65. All outstanding options in the EPS Plan were exercised by the expiration date of November 23, 1999.

Prior to its merger with Concord, STAR adopted the Star Systems, Inc. 2000 Equity Incentive Plan (the STAR Plan). In connection with the merger of STAR with Concord, all outstanding options in the STAR Plan were vested and became exercisable. None of the options were issuable upon exercise until February 2001, when the shares subject to issuance under these options were registered. The total amount of option shares (after conversion to Concord EFS, Inc. shares) at December 31, 2000 was approximately 0.8 million, at a weighted average exercise price of $10.21.

As discussed below, Concord has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of Concord's employee stock options equals the market price of the underlying stock on the date of grant.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Concord had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 5.0%, 5.0%, and 6.0%, and volatility factors of the expected market price of Concord's common stock of
 .512, .582, and .358. Assumptions that remained constant for all years were dividend yields of 0% and a weighted average expected life of the options of three years.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note O - Incentive Stock Option Plans, continued

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Concord's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Concord's pro forma information is as follows for the years ended December 31 (in thousands, except for earnings per share):

                                                2000         1999        1998
                                           -------------------------------------
 Pro forma net income                       $184,922     $113,639     $97,895
 Pro forma basic earnings per share            $0.77        $0.49       $0.44
 Pro forma diluted earnings per share          $0.75        $0.47       $0.42

Pro forma disclosures are not likely to be representative of reported pro forma net income and earnings per share in future years as additional options may be granted in future years and the vesting of options already granted will impact the pro forma disclosures.

Note P - Employment Agreements

In February 1998 Concord entered into incentive agreements with its CEO and President, each for a term of five years expiring February 2003. Each agreement sets out the executive's annual base salary, provides an incentive compensation program with a bonus potential of 50% of annual base salary, provides for grants of regular stock options of up to 562,500 shares a year based on performance, and provides for grants of special stock options contingent upon, or providing accelerated vesting upon, the average market price of Concord stock reaching and maintaining certain levels. The agreements contain certain non-compete provisions and change in control provisions regarding the acceleration of outstanding stock options and the payment of bonuses.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note Q - Operations by Business Segment

Concord has two reportable segments: Payment Services and Network Services.

Concord's revenue from Payment Services results from processing payment transactions made by credit cards (such as VISA, MasterCard, Discover, American Express, and Diner's Club), and debit cards (such as STAR, Pulse, and NYCE). Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops.

Network Services revenue consists of processing fees for driving and monitoring ATMs, processing fees for managing debit card records, access and switching fees for network access, and fees and other surcharges charged for proprietary ATMs.

Concord evaluates performance and allocates resources based on profit or loss from operations. Items classified as "Other" include amounts not identifiable with the two reported segments described above. The accounting policies of the reportable segments are the same as those described in Note A - Significant Accounting Policies.

Assets are allocated between Payment Services and Network Services based upon Concord's evaluation of the revenue earned by the particular assets. Assets classified as "Other" include assets not identifiable with the two reported segments.

Concord's reportable segments are business units that are managed separately because they offer distinct products for different end users. No single customer of Concord accounts for a material portion of Concord's revenue

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note Q - Operations by Business Segment

Business segment information for the years ended December 31, 2000, 1999, and 1998 is presented below in thousands:

                                Payment     Network
                               Services    Services      Other       Total
                            --------------------------------------------------
2000
  Revenue                   $  883,890   $  523,250     $     -    $1,407,140
  Cost of operations          (705,057)    (304,897)          -    (1,009,954)
  Selling, general &
   administrative expenses          -            -       (91,995)     (91,995)
  Acquisition &
   restructuring charges          (776)     (10,915)          -       (11,691)
  Taxes & interest, net             -            -       (82,977)     (82,977)
  Minority interest
   in subsidiary                    -            -          (597)        (597)
                            --------------------------------------------------
  Net income (loss)         $  178,057   $  207,438     (175,569)     209,926
                            ==================================================
  Assets by segment         $  887,067   $  378,859   $  495,739   $1,761,665
                            ==================================================
1999
  Revenue                   $  645,474   $  414,536   $       -    $1,060,010
  Cost of operations          (487,547)    (247,920)          -      (735,467)
  Selling, general &
   administrative expenses          -            -       (92,334)     (92,334)
  Acquisition &
   restructuring charges        (6,436)     (19,253)     (10,500)     (36,189)
  Taxes & interest, net             -            -       (66,655)     (66,655)
  Minority interest
   in subsidiary                    -            -          (124)        (124)
                            --------------------------------------------------
  Net income (loss)            151,491      147,363     (169,613)     129,241
                            ==================================================
  Assets by segment         $  620,750   $  363,536   $  321,209   $1,305,495
                            ==================================================
1998
  Revenue                   $  478,917   $  333,907   $       -    $  812,824
  Cost of operations          (357,634)    (194,835)          -      (552,469)
  Selling, general &
   administrative expenses          -            -       (90,936)     (90,936)
  Equity in earnings of
   subsidiary                       -            -           281          281
  Taxes & interest, net             -            -       (63,105)     (63,105)
                            ----------------------------------------------------
  Net income (loss)         $  121,283   $  139,072   $ (153,760)  $  106,595
                            ====================================================
  Assets by segment         $  440,700   $  349,993   $  178,052   $  968,745
                            ====================================================

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note R - Debt and Dividend Restrictions

In accordance with federal banking laws, certain restrictions exist regarding the ability of Concord's financial institution subsidiaries to transfer funds to Concord in the form of cash dividends, loans or advances. The approval of certain regulatory authorities is required to pay dividends in excess of earnings retained in the current year plus retained net earnings for the preceding two years. As of December 31, 2000, approximately $213.3 million and $8.1 million of undistributed earnings of EFS National Bank (EFSNB) and EFS Federal Savings Bank (EFSFSB), respectively, included in consolidated retained earnings, were available for distribution to Concord as dividends without prior regulatory approval. Under Federal Reserve regulations, these subsidiaries are also limited as to the amount they may loan to affiliates, including Concord, unless such loans are collateralized by specific obligations. At December 31, 2000, the maximum amount available for transfer in the form of loans to Concord from EFSNB and EFSFSB, respectively, approximated 2.30% and 0.43% of Concord's consolidated net assets.

Note S - Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These fair values are provided for disclosure purposes only, and do not necessarily indicate the amount Concord would pay or receive in a market transaction with an unrelated third party.

Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Securities Available for Sale: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: Fair values of all categories of loans are estimated by discounting their expected future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio.

Deposits: Fair values of fixed-rate, fixed-maturity deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar deposits to a schedule of aggregated expected monthly maturities on time deposits. The fair values disclosed for deposits other than fixed-rate, fixed-maturity deposits approximate their respective carrying values at the reporting date.

Short-Term Borrowings: The interest rates on short-term borrowings are variable rates; accordingly, fair value approximates the outstanding balance.

FHLB Advances: The fair values of FHLB advances are estimated using discounted cash flow analyses based on Concord's current incremental borrowing rates for similar types of borrowing arrangements.

Notes Payable: The carrying amount of notes payable to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note S - Disclosures About Fair Value of Financial Instruments

The following table summarizes the carrying amount compared to the fair value of financial instruments according to the methods and assumptions listed above:

                                           Carrying         Fair
                                            Amount          Value
                                        ----------------------------
                                               (in thousands)
 December 31, 2000
  Financial assets:
   Cash and cash equivalents              $ 231,762      $ 231,762
   Securities available for sale            649,425        649,425
   Loans                                     78,654         73,864
  Financial liabilities:
   Deposits                                 125,834        126,122
   FHLB advances                             99,000         96,809
   Notes payable                             14,268         14,300

 December 31, 1999
  Financial assets:
   Cash and cash equivalents              $ 173,099      $ 173,099
   Securities available for sale            458,201        458,201
   Loans                                     30,922         30,124
  Financial liabilities:
   Deposits                                 100,475        100,557
   FHLB advances                             75,000         72,099
   Notes payable                             17,625         17,672

                        CONCORD EFS, INC AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


Note T - Quarterly Financial Results (Unaudited)

The following table provides an unaudited summary of quarterly results for the calendar years 2000 and 1999. The quarterly information reported previously on Form 10-Q for these quarters has been restated to reflect mergers accounted for as pooling of interests.
                                   1st         2nd         3rd         4th
                                 Quarter     Quarter     Quarter     Quarter
                                ---------------------------------------------
                                    (in thousands, except per share data)
2000
 Revenue                        $302,917    $338,848    $363,908    $401,467
 Operating income                 57,789      74,032      70,045      91,634
 Net income                       41,512      52,282      50,246      65,886
 Per share:
  Basic earnings                   $0.17       $0.22       $0.21       $0.27
  Diluted earnings                 $0.17       $0.21       $0.20       $0.26

1999
 Revenue                        $221,565    $251,053    $274,149    $313,243
 Operating income                 12,589      53,143      63,228      67,060
 Net income                        3,332      34,946      43,476      47,487
 Per share:
  Basic earnings                   $0.01       $0.15       $0.18       $0.20
  Diluted earnings                 $0.01       $0.15       $0.18       $0.19